Exhibit 99.1

Contacts:

Matt Nichols (media), 425-415-6657
Brian Heagler (investors), 425-415-6794

Claudio Ruben joins Microvision’s Board of Directors

Former Gillette executive brings distinguished 33-year career to Company

Bothell, WA. July 6, 2005 – Microvision, Inc. (NASDAQ: MVIS), the world leader in the development of scanned beam displays and imaging products, announced today that it has named Claudio Ruben to its Board of Directors. Mr. Ruben worked for The Gillette Company for 33 years in a broad range of finance and executive positions. Mr. Ruben has extensive expertise in financial management of marketing, sales and manufacturing operations and in corporate functions, having served in the controller, investor relations and internal audit functions. Mr. Ruben will be a member of the Board of Director’s Audit Committee.

Mr. Ruben, 58, a CPA, graduated from the University of Buenos Aires and began his career with Gillette in Argentina in the Treasury Department. Over the next decade, Mr. Ruben held a variety of financial management positions of increasing responsibility and scope. Mr. Ruben has served as Controller of Gillette de Venezuela; Controller of Jafra Mexico; Finance Director of Gillette de Mexico; Finance Director of Gillette’s Latin American Group; Vice President, Finance and Administration for Gillette International; Vice President, Internal Audit; Vice President, Investor Relations and Vice President, Corporate Controller, a position he held from 2001 until he successfully completed his career with Gillette in May 2004.

“I am thrilled to be joining Microvision’s Board,” said Mr. Ruben. “The company’s unique and proprietary technology has a large number of very exciting applications. I look forward to working with the company’s strong management team in making those opportunities happen.”

“We are delighted to have someone of Claudio’s experience and accomplishments join the company’s Board,” said Rick Rutkowski, Microvision CEO. “As Vice President, Corporate Controller, Claudio was the second highest finance executive at Gillette. Claudio’s varied background gives him an unusual combination of expertise in sales, marketing, manufacturing and finance. We believe that his financial acumen, keen insight into company operations and leadership skills makes him a valuable addition to our Board.”

About Microvision: www.microvision.com

Headquartered in Bothell, Washington, Microvision, Inc. is the world leader in the development of high-resolution displays and imaging systems based on the company’s proprietary silicon micro-mirror technology. The company’s technology has applications in a broad range of military, medical, industrial, professional and consumer products.

Microvision and its scanned beam display technology have been recognized by IEEE Spectrum Magazine as one of “10 tech companies for the next 10 years.”

Forward Looking Statement

Certain statements contained in this release, including those relating product applications are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company’s SEC reports, including in its Annual Report on 10-K for the year ended December 31, 2004, and its Quarterly Reports on Form 10-Q.

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